Exhibit 99.1

Acer Therapeutics Enrolls First Patient in its Phase 2a Clinical Trial of ACER-801 for Treatment of Moderate to Severe Vasomotor Symptoms Associated with Menopause

Results anticipated in H2 2022

NEWTON, MA – March 30, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced the enrollment of the first patient in its Phase 2a randomized, double-blind, placebo-controlled, dose-ranging trial evaluating the efficacy, safety, and pharmacokinetics (PK) of ACER-801 (osanetant) at different doses, compared to placebo, for the treatment of moderate to severe Vasomotor Symptoms (VMS) associated with menopause.

The trial is intended to enroll approximately 56 post-menopausal women aged 40-65, who experience moderate to severe hot flashes. Subjects are to receive twice daily doses of either 50 mg, 100 mg, or 200 mg of ACER-801 or placebo (14 subjects per treatment arm) over a 14-day treatment period, followed by a 14-day safety follow-up assessment. Additional trial details will be available at ClinicalTrials.gov. Results from this trial could provide proof of concept data in post-menopausal women and could inform ACER-801 dosing and a development path forward in patients with induced Vasomotor Symptoms (iVMS).

“Vasomotor symptoms, either induced or as part of peri- and post-menopause, are a significant and debilitating burden on patients. We are excited to start evaluating the safety and efficacy of ACER-801 in this dose-ranging study in post-menopausal women with moderate to severe VMS. We believe this study marks an important first step in finding a meaningful treatment for patients suffering from iVMS,” said Adrian Quartel, MD, CMO of Acer. “We are looking forward to the results of this trial to inform us on the potential next steps in our development program of ACER-801.”

About iVMS and ACER-801

VMS are generally defined as hot flashes, flushing and night sweats that most often occur in women entering or in menopause. VMS can also be induced (iVMS) by anti-androgen and anti-estrogen cancer therapies and surgical procedures that can lead to treatment non-compliance.1,2 VMS are caused by low estrogen levels leading to increased stimulatory signaling of neurokinin B (NKB) on the KNDy neuron in the hypothalamus. A non-hormonal treatment to manage iVMS is needed as estrogen is contraindicated for the management of VMS in patients with hormone-positive tumors, including breast and prostate tumors.

ACER-801 (osanetant) is a novel, non-hormonal, neurokinin 3 receptor (NK3R) antagonist that could offer a potential treatment option with meaningful improvement of VMS for patients with iVMS by blocking the stimulatory signaling of NKB on the KNDy neurons. Direct human safety evidence is available from 23 completed Phase 1 and 2 studies in which approximately 400 healthy subjects and

820 patients were treated with osanetant for schizophrenia, depression and other indications. Data from these studies indicated no major safety concerns after single-dose and repeat-dose administration.3 ACER-801 is orally bioavailable4 and readily crosses the blood-brain barrier.5 Acer believes that several disorders involving the hypothalamus-pituitary-gonadal axis could be investigated for potential benefit from treatment with an NK3R antagonist.

ACER-801 is an investigational product candidate which has not been approved by FDA or any other regulatory authority. There is no guarantee that this product candidate will receive regulatory authority approval in any territory or become commercially available for any indications.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of infectious diseases, including COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.

Kotsopoulos J, Huzarski T, Gronwald J, Moller P, Lynch HT, Neuhausen SL, et al. Hormone replacement therapy after menopause and risk of breast cancer in BRCA1 mutation carriers: a case-control study. Breast Cancer Research and Treatment 2016;155(2):365–73.

2.	Guidozzi F. Hormone therapy after prophylactic risk-reducing bilateral salpingo-oophorectomy in women who have BRCA gene mutation. Climacteric 2016;19(5): 419–22.
3.	Meltzer H, et al. Placebo-controlled evaluation of four novel compounds for the treatment of schizophrenia and schizoaffective disorder. June 2004; 161(6):975-84.
4.	Single and Repeated Ascending Oral Dose Tolerability Study of SR142801 in Healthy Male Subjects. Sanofi Clinical Study Report February 2001.
5.	Gueudet C, et al. Blockade of neurokinin3 receptors antagonizes drug-induced population response and depolarization block of midbrain dopamine neurons in guinea pigs. Synapse. 1999 Jul;33(1):71-9.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines for clinical study enrollment or regulatory actions, or otherwise, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions for ACER-001, ACER-801, EDSIVO™ or our other products; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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